As filed with the Securities and Exchange Commission on March 17, 2023
Registration No. 333-268551
Registration No. 333-264594

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
Form F-3
on
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BABYLON HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)
Bailiwick of Jersey, Channel Islands	98-1638964
(State or other Jurisdiction of Incorporation Or Organization)	(I.R.S. Employer Identification Number)
c/o Babylon Inc.
2500 Bee Cave Road
Building 1 — Suite 400
Austin, Texas 78746
Telephone: (512) 967-3787
(Address and telephone number of registrant’s principal executive offices)
Babylon Inc.
2500 Bee Cave Road
Building 1 — Suite 400
Austin, Texas 78746
(512) 967-3787
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Ryan J. Maierson Julia A. Thompson R. Charles Cassidy III Latham & Watkins LLP 811 Main Street Suite 3700 Houston, TX 77002 Tel: (713) 546-5400	Manny Rivera, Esq. Deputy General Counsel, US Corporate and Securities Babylon Inc. 2500 Bee Cave Road Austin, Texas 78746 Tel: (646) 481-6605
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
On November 9, 2021, the Registrant, Babylon Holdings Limited (the “Company” or the “Registrant”), filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 (Registration No. 333-260911), which was declared effective by the SEC on November 30, 2021 (“Registration Statement No. 1”) in connection with the registration for resale of an aggregate of up to 370,530,280 Class A ordinary shares held (or that may be held upon the exercise of warrants or conversion of Class B ordinary shares) by the selling security holders identified therein. On March 30, 2022, the Company filed Post-Effective Amendment No. 1 to Registration Statement No. 1 as an exhibit-only filing solely to file the consent of KPMG LLP (United Kingdom) with respect to its report dated March 30, 2022 relating to the financial statements of the Company contained in its Annual Report on Form 20-F and included in the prospectus supplement, dated March 30, 2022, filed by the Company with the SEC pursuant to Rule 424(b)(3). On April 28, 2022, the Company filed Post-Effective Amendment No. 2 to Registration Statement No. 1 to include information contained in its Annual Report on Form 20-F for the year ended December 31, 2021, which was filed with the SEC on March 30, 2022, and to update certain other information in Registration Statement No. 1. Post-Effective Amendment No. 2 to Registration Statement No. 1 was declared effective by the SEC on April 29, 2022.
On April 29, 2022, the Company filed with the SEC a registration statement on Form F-1 (Registration No. 333-264594), which was declared effective by the SEC on May 6, 2022 (“Registration Statement No. 2”), in connection with the registration of the resale from time to time of up to an aggregate of 3,420,489 Class A ordinary shares by the selling security holders identified therein.
Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), on November 29, 2022, the Company filed Post-Effective Amendment No. 3 to Form F-1 on Form F-3 (Registration No. 333-264594) (“Post-Effective Amendment No. 3”) to combine Registration Statement No. 1 and Registration Statement No. 2. Post-Effective Amendment No. 3 was declared effective by the SEC on December 5, 2022. Post-Effective Amendment No. 3 was filed by the Company: (i) to convert Registration Statement No. 1 from a registration statement on Form F-1 into a registration statement on Form F-3; and (ii) to remove from Registration Statement No. 1 all Class A ordinary shares issuable by the Company upon the exercise of the public warrants listed on the New York Stock Exchange under the symbol “BBLN.W” or upon the exercise of the private placement warrants issued to Ark Sponsor LLC, all of which public and private placement warrants had been exchanged for Class A ordinary shares in connection with a registered exchange offer completed by the Company on June 23, 2022 and subsequent mandatory exchange completed on July 8, 2022. No additional securities were registered pursuant to Post-Effective Amendment No. 3.
On November 23, 2022, the Company filed with the SEC a registration statement on Form F-3 (Registration No. 333-268551) (the “F-3 Registration Statement”, and together with Post-Effective Amendment No. 3, the “Registration Statements”), which was declared effective by the SEC on December 5, 2022 in connection with the registration of the resale of an aggregate of 189,924,499 Class A ordinary shares held by the selling securityholders identified therein. On December 15, 2022, the Company completed a 1-for-25 reverse share split of its Class A ordinary shares (the “Reverse Share Split”). On a post-Reverse Share Split basis, the number of Class A ordinary shares registered pursuant to Post-Effective Amendment No. 3 is 14,375,697 and the number of Class A ordinary shares registered pursuant to the F-3 Registration Statement is 7,596,979 (in each case less the number of Class A ordinary shares for which cash was paid in lieu of a fractional share in connection with the Reverse Share Split).
As of the foregoing dates, the Registrant was a foreign private issuer within the meaning of the Securities Act. The Registrant determined that, effective as of January 1, 2023, it was no longer a foreign private issuer, and as a result is subject to the registration requirements applicable to a United States domestic registrant. Pursuant to Rule 429 under the Securities Act, this post-effective Amendment No. 1 to Form F-3 on Form S-3 is being filed to combine the Registration Statements and convert the Registration Statements into a Registration Statement on Form S-3 and contains an updated prospectus relating to the securities that were registered under the Registration Statements. All filing fees payable in connection with the registration of the Registrant’s securities under the Registration Statements were paid by the Registrant at the time of the initial filing of the Registration Statements.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a) of the Securities Act, may determine.

The information contained in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 17, 2023
PRELIMINARY PROSPECTUS
21,972,675 Class A Ordinary Shares
of
BABYLON HOLDINGS LIMITED
This prospectus relates to the resale or other disposition, from time to time, of 21,972,675 (the “Shares”) of our Class A ordinary shares, par value $0.001056433113 per share (the “Class A ordinary shares”):
i.
14,238,877 of which were issued in the private placement of our Class A ordinary shares, which closed on October 21, 2021, to certain investors for an aggregate purchase price of $224 million (the “PIPE Investment”) and certain of which were issued to certain of our affiliates and affiliates of Alkuri in connection with the merger with Alkuri Global Acquisition Corp. (or Class A ordinary shares that were issued to our founder upon conversion of Class B ordinary shares), pursuant to a prospectus dated November 30, 2021;

ii.
136,484 of which were issued in connection with our acquisition of higi SH Holdings Inc. (the “Higi Acquisition”) and 335 of which were issued upon exercise of options under our equity compensation plans, pursuant to a prospectus dated May 6, 2022; and

iii.
7,596,979 of which were issued to certain investors pursuant to those certain Subscription Agreements, dated as of October 16, 2022 and October 17, 2022 (the “2022 Subscription Agreements”), that we entered into as part of a private placement of 7,596,979 Class A ordinary shares to those certain investors (the “2022 Private Placement”), pursuant to a prospectus dated December 5, 2022;

in each case by the selling shareholders identified in this prospectus (each a “Selling Shareholder” and collectively, the “Selling Shareholders”). The number of Shares, and the number of Class A ordinary shares held by each Selling Shareholder as shown in this prospectus, have been adjusted to reflect our 1-for-25 reverse share split, and proportionate par value adjustment, which became effective on December 15, 2022.
We are registering the resale of our Shares covered by this prospectus pursuant to registration rights granted to the Selling Shareholders identified in this prospectus. Our registration of the Shares covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the Shares nor does it require us to issue any Shares. We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.
The Selling Shareholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may from time to time offer and sell some or all of the Shares held by them on any national securities exchange or quotation service on which the securities maybe listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, as described in more detail in this prospectus. Additional information on the Selling Shareholders, and the times and manner in which the Selling Shareholders may offer and sell or otherwise dispose of their Shares under this prospectus, is provided under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus.
The Selling Shareholders may sell any, all or none of the securities offered by this prospectus from time to time, and we do not know when or in what amount the Selling Shareholders may sell the Shares hereunder following the effective date of the registration statement of which this prospectus forms part. Our Class A ordinary shares are currently traded on the New York Stock Exchange (“NYSE”) under the symbol “BBLN.” The last reported sale price of our Class A ordinary shares on March 16, 2023 was $6.41 per share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are an “emerging growth company” as defined under applicable federal securities law and are subject to reduced public company reporting requirements for this prospectus and future filings. See, “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’.”
Investing in our Class A ordinary shares involve risks. Before buying any of our Class A ordinary shares, you are urged to read carefully the section entitled “Risk Factors” beginning on page 10 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”), the Jersey Financial Services Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                 , 2023

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our securities. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.
When the Selling Shareholders sell securities using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with any additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before deciding to invest in any of the securities being offered. The information contained in this prospectus and any supplement to this prospectus, or incorporated by reference herein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our Class A ordinary shares. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should rely only on this prospectus, the information incorporated or deemed to be incorporated by reference in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither we nor the Selling Shareholders have authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders take any responsibility for, nor can provide assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
We are a company incorporated under the laws of the Bailiwick of Jersey, Channel Islands, a British crown dependency.
Prior to the year-ended December 31, 2022, we filed with the SEC as a foreign private issuer. Beginning effective January 1, 2023, we are no longer a foreign private issuer, and therefore transactions involving our securities by our directors, executive officers and persons who own more than 10% of our Class A ordinary shares are no longer exempt from Section 16(a).
Unless indicated otherwise or the context otherwise requires, all references to the term “Babylon,” the “Company,” “we,” “us,” “our” and similar terms refer to Babylon Holdings Limited, together with its subsidiaries.
Prior to the year ended December 31, 2022, we prepared our financial statements in accordance with the International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), permitted in the United States as we qualified as a “foreign private issuer” under the rules and regulations of the SEC. At December 31, 2022, we no longer met the qualification to file our financial statements with the SEC as a foreign private issuer, and were considered to be a domestic filer. Accordingly, we now prepare our Consolidated Financial Statements in accordance with the Generally Accepted Accounting Principles of the United States (“U.S. GAAP”). As a result of this current period adoption, we retrospectively converted our Consolidated Financial Statements previously issued under IFRS to U.S. GAAP for the required reporting periods.

All references in this prospectus to “U.S. dollars” or “$” are to the legal currency of the United States.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to an offering pursuant to and the distribution of this prospectus applicable to that jurisdiction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this prospectus, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning our possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment and potential growth opportunities.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: our future financial and operating results, ability to generate profits, and timeline to profitability for Babylon as a whole and in our lines of business; risks associated with our debt financing agreements with AlbaCore; that we may require additional financing and our ability to obtain additional financing on favorable terms, or at all; our ability to execute the sale of the Meritage Medical Network/Independent Physicians Association business, or other strategic alternative, to obtain additional capital to support our business, including the timing and the sale price of any such transaction; the impact of our recently completed reverse share split on the price and trading market of our Class A ordinary shares; uncertainties related to our ability to continue as a going concern over the next twelve months; our ability to realize the expected cost savings from our cost reduction actions; our ability to execute our business plan, which focuses on balancing continued growth with improving our profitability outlook, adequately address competitive challenges, manage our employee base or maintain our corporate culture; competition; our inability to renew contracts with existing customers, contract renewals at lower fee levels, or significant reductions in members, pricing or premiums under our contracts due to factors outside our control; our dependence on our relationships with physician-owned entities; our inability to maintain and expand a network of qualified providers; our inability to increase engagement of individual members or realize the member healthcare cost savings that we expect; the concentration of our revenue on a limited number of customers; the uncertainty and potential inadequacy of our claims liability estimates for medical costs and expenses; risks associated with estimating the amount and timing of revenue recognized under our licensing agreements and value-based care agreements with health plans; risks associated with our physician partners’ failure to accurately, timely and sufficiently document their services; risks associated with inaccurate or unsupportable information regarding risk adjustment scores of members in records and submissions to health plans; risks associated with reduction of reimbursement rates paid by third-party payers or federal or state healthcare programs; risks associated with regulatory proposals directed at containing or lowering the cost of healthcare, including the ACO REACH model; immaturity and volatility of the market for telemedicine and our unproven digital-first approach; our inability to develop and release new solutions and services; our relatively limited operating history; difficulty in hiring and retaining talent to operate our business; dependence on relationships with third parties for growth; our fluctuating quarterly results; risks associated with our international operations, economic uncertainty or downturns; risks associated with expanding our direct sales force and acquiring other businesses; risks associated with our use of open source software; risks associated with catastrophic events and pandemics, including the COVID-19 pandemic; climate change risks; risks relating to increasing attention to and scrutiny of ESG; risks associated with our long and unpredictable sales and implementation cycle; our inability to obtain or maintain insurance licenses or authorizations allowing our participation in risk-sharing arrangements with payers; risks associated with foreign currency exchange rate fluctuations and restrictions; risks associated with evolving laws and government regulations, including tax laws; risks that certain of our software products could become subject to oversight by the United States Food and Drug Administration; risks associated with medical device regulations applicable to certain of our products and operations; risks associated with our intellectual property and potential claims and legal proceedings; risks associated with information technology, cybersecurity and data privacy; if we fail to comply with the NYSE continued listing requirements and rules, the NYSE may delist our Class A ordinary shares; risks associated with ownership of our Class A ordinary shares, and operating as a public company; risks associated with our incorporation in Jersey; and other risks and uncertainties described in “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties described in the section entitled “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus. Except as required by law, we do not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this prospectus.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents included as exhibits or incorporated by reference. Accordingly, you are urged to carefully review this prospectus in its entirety (including all documents filed as exhibits to the registration statement that contains this prospectus or incorporated by reference, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find More Information”), particularly the risks and discussion of risks in the “Risk Factors” beginning on page 10 of this prospectus and the “Management’s Discussion and Analysis” section and our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023 as well as the information included in any free writing prospectus that we have authorized for use in connection with an offering pursuant to this prospectus. Our actual results may differ significantly from the results stated in or suggested by such forward-looking statements due to a variety of factors, including those set forth in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” section.
Our Company
We are a leading digital-first, value-based care company. Our mission is to make high-quality healthcare accessible and affordable for everyone on Earth. We believe we are poised to reengineer the global healthcare market to better align system-wide incentives and to shift the focus from reactive sick care to preventative healthcare, resulting in better member health, improved member experience and reduced costs. To this end, we are building an integrated digital-first primary care service that can manage population health at scale. We combine artificial intelligence and broader technologies with human expertise to deliver modern healthcare. Through the devices people already own, we offer millions of people globally ongoing, always-on care.
Recent Developments
Operational Update
In October 2022, we announced plans to sell Meritage Medical Network/Independent Physicians Associates (the “IPA Business”) in California to fund the Company through to profitability. During the sale process, we have been approached by potential investors who have suggested other strategic alternatives, some of which would include retaining the IPA Business. As a result, we have extended our existing lending arrangement with AlbaCore Capital LLP through a senior secured term loan notes facility of up to $30 million (the “Bridge Facility”). The purpose of the Bridge Facility is to provide us with funding for a period of time that allows execution of binding bids relating to a successful sale of the IPA Business or other strategic alternatives to fund operations. Cash and cash equivalents as of December 31, 2022 was $104.5 million, including $61.0 million classified as held for sale. There is no assurance that the Bridge Facility will provide sufficient funding for a time period that allows us to complete a successful sale of the IPA Business or other strategic alternatives. Therefore, additional funding may be required.
Bridge Facility Agreement
On March 9, 2023, we and certain affiliates of, or funds managed and/or advised by, AlbaCore Capital LLP (the “AlbaCore Bridge Notes Subscribers”) entered into a bridge loan notes facility agreement (the “Bridge Facility Agreement”) by and among the Company, as borrower, Babylon Healthcare Inc., Babylon Partners Ltd., and Babylon Inc., as subsidiary guarantors, and Babylon Group Holdings Limited, a limited company organized under the laws of England, as parent guarantor (the “Parent Guarantor”), pursuant to which the AlbaCore Bridge Notes Subscribers have agreed to provide us with secured debt financing in the form of the Bridge Facility for an aggregate principal amount of up to $34,500,000, to be funded in three tranches. The Bridge Facility is subject to an original issue discount (calculated on the basis of an aggregate principal amount of $30,000,000). The closing of the initial tranche occurred on March 15, 2023. For more information regarding the terms of the Bridge Facility Agreement, please refer to our Current Report on Form 8-K filed with the SEC on March 9, 2023 which is incorporated herein by reference. See “Where You Can Find More Information.”

AlbaCore Private Placement and Exercise of AlbaCore Warrants
In connection with, and as a condition subsequent to the Bridge Facility, the Company has agreed to issue 534,911 Class A ordinary shares to the AlbaCore Bridge Note Subscribers as consideration for providing the Bridge Facility in a private placement (the “AlbaCore Private Placement”) pursuant to a subscription agreement (the “Equity Subscription Agreement”). In addition, on March 15, 2023, the Company amended and restated the warrant instrument dated November 4, 2021, as previously amended and restated on March 31, 2022 (the “Warrant Instrument”), evidencing the issuance of warrants (the “AlbaCore Warrants”) to subscribe for Class A ordinary shares to the AlbaCore Existing Notes Subscribers (as defined below), such that the subscription entitlement of the AlbaCore Existing Notes Subscribers to receive Class A ordinary shares pursuant to the terms of the Warrant Instrument was deemed automatically and irrevocably exercised. The Company shall issue 105,431 Class A ordinary shares to the AlbaCore Bridge Note Subscribers pursuant to their exercise of the AlbaCore Warrants. Under the terms of the Equity Subscription Agreement, the Company will be required to file a registration statement on Form S-3 with the SEC registering the resale of Class A ordinary shares issued under the Equity Subscription Agreement and issued upon exercise of the AlbaCore Warrants not more than 20 business days after March 16, 2023, the date of the filing of the Company’s Annual Report on Form 10-K with the SEC.
Amendment to Existing Notes
On November 4, 2021, the Company issued $200,000,000 aggregate principal amount of unsecured notes due 2026 (the “Existing Notes”) to certain affiliates of, or funds managed or advised by, AlbaCore Capital LLP (the “AlbaCore Existing Notes Subscribers”) pursuant to a note subscription agreement and deed poll (the “Deed Poll”), and on March 31, 2022, the Company issued $100,000,000 aggregate principal amount of additional Existing Notes to the AlbaCore Existing Notes Subscribers pursuant to a note subscription agreement dated December 23, 2021 and a supplemental deed poll dated March 31, 2022.
As a condition to the funding of the Bridge Facility, the Company and the AlbaCore Existing Notes Subscribers have agreed to certain amendments to the Existing Notes and the Deed Poll. In addition, the Company and the Parent Guarantor have agreed to grant security in favor of the AlbaCore Existing Notes Subscribers (on a junior basis to the AlbaCore Bridge Notes Subscribers), and the Company has agreed to pay a consent fee of $1,500,000 which will be capitalized into the principal amount of the Existing Notes. These amendments to the Existing Notes will align certain of the covenants of the Existing Notes to the covenants of the Bridge Facility, including the minimum liquidity covenant, the prohibition on distribution to or dividends to shareholders, the governance undertakings and milestones and provide for the capitalization of accrued interest on the Existing Notes in respect of the interest period ending May 4, 2023 at a rate equal to the interest rate of the Existing Notes plus 2% per year.
Reverse Share Split
On November 9, 2022, we announced that our board of directors approved a reverse share split of our Class A ordinary shares at a 1-for-25 conversion ratio (the “Reverse Share Split”). The Reverse Share Split became effective on December 15, 2022, and the Class A ordinary shares began trading on a split-adjusted basis when the NYSE opened on December 16, 2022. Concurrent with the Reverse Share Split, the par value of the Class A ordinary shares was proportionately adjusted to $0.001056433113 per share.
Following the Reverse Share Split, the number of issued and outstanding Class A ordinary shares was reduced from approximately 620 million to approximately 24.8 million shares. The Class A ordinary shares continue to trade on the NYSE under the existing symbol, “BBLN.”
Implications of Being an “Emerging Growth Company”
Emerging Growth Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are an emerging growth company until the earliest to occur of (i) the last day of the fiscal year (A) following the fifth anniversary of the first sale of the units of Alkuri Global Acquisition Corp. (“Alkuri”), a special purpose acquisition company with which we completed a business combination in

October 2021, pursuant to an effective registration statement on Form F-4 under the Securities Act, (B) in which we have total annual gross revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.
As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of certain of our prospectuses; (ii) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iv) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (v) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.
We have elected not to opt out of, and instead to take advantage of, such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Company Information
Babylon was incorporated under the laws of Jersey, Channel Islands, on April 11, 2014 with registered number 115471. The mailing address of Babylon’s principal executive offices is 2500 Bee Cave Road, Building 1 — Suite 400, Austin, Texas 78746 and Babylon’s telephone number at that address is (512) 967-3787.
Our website is www.babylonhealth.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase our Class A ordinary shares.

THE OFFERING
Class A ordinary shares offered by the Selling Shareholders
21,972,675 Class A ordinary shares:
i.
14,238,877 of which were issued in connection with the PIPE Investment and certain of which were issued to certain of our affiliates and affiliates of Alkuri in connection with the merger with Alkuri Global Acquisition Corp. (or Class A ordinary shares that were issued to our founder upon conversion of Class B ordinary shares), pursuant to a prospectus dated November 30, 2021;

ii.
136,484 of which were issued in connection with the Higi Acquisition and 335 of which were issued upon exercise of options under our equity compensation plans, pursuant to a prospectus dated May 6, 2022; and

iii.
7,596,979 of which were issued to certain investors pursuant to the 2022 Subscription Agreements that we entered into as part of the 2022 Private Placement, pursuant to a prospectus dated December 5, 2022.

Class A ordinary shares outstanding after this
offering
24,860,752 Class A ordinary shares, assuming that the full amount of the registered securities are offered and sold by the Selling Shareholders.
Plan of Distribution
The Selling Shareholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may from time to time offer some or all of the Shares in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices, or in trading markets for our Class A ordinary shares. See “Plan of Distribution.”
Use of Proceeds
We will not receive any proceeds from the sale of our Shares by the Selling Shareholders pursuant to this prospectus. See “Use of Proceeds” and “Selling Shareholders.”
NYSE listing symbol
Our Class A ordinary shares are currently listed on the NYSE under the symbol “BBLN.”
Risk factors
Investing in our securities involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” in this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with the other information included in or incorporated by reference into this prospectus, before deciding whether to invest in our securities.
Unless otherwise stated in this prospectus, the number of our Class A ordinary shares set forth herein is as of March 1, 2023 and is based on 24,860,752 Class A ordinary shares issued and outstanding and reflects the Reverse Share Split. Such shares that are issued and outstanding as of December 31, 2022, include (i) 120,314 restricted stock awards, (ii) 3,815,503 post-Conversion Class A ordinary shares, originally issued as 3,815,503 Class B ordinary shares by Babylon to Dr. Ali Parsadoust, our founder and Chief Executive Officer as part of our definitive merger agreement, dated as of June 3, 2021, with Alkuri (the “Merger”) and

(iii) 51,750 and 1,552,000 Class A ordinary shares issued by Babylon as part of the Merger to Alkuri’s sponsor (“Sponsor Earnout Shares”) and Dr. Ali Parsadoust (“Stockholder Earnout”), but excludes:
•
368,069 Class A ordinary shares issuable upon the exercise of outstanding options under our Company Share Option Plan, Long-Term Incentive Plan and 2021 Equity Incentive Plan at a weighted-average exercise prices of $19.76 per share (as of December 31, 2022);

•
702,823 Class A ordinary shares issuable upon vesting of outstanding restricted stock units (“RSUs”) awarded under our 2021 Equity Incentive Plan (as of December 31, 2022);

•
450,000 Class A ordinary shares issuable upon vesting of outstanding restricted stock awards (“RSAs”) awarded under our 2021 Equity Incentive Plan (as of December 31, 2022);

•
624,000 Class A ordinary shares issuable upon vesting of outstanding performance share units awarded under our 2021 Equity Incentive Plan (as of December 31, 2022);

•
779,131 Class A ordinary shares available for issuance pursuant to future awards under our 2021 Equity Incentive Plan (as of December 31, 2022); and

•
534,911 Class A ordinary shares issuable in connection with the AlbaCore Private Placement; and

•
105,431 Class A ordinary shares issuable in connection with exercise of the AlbaCore Warrants.

For more information regarding the AlbaCore Private Placement and exercise of the outstanding AlbaCore Warrants, see “— Recent Developments — AlbaCore Private Placement and Exercise of AlbaCore Warrants.”

RISK FACTORS
We operate in a market environment that is difficult to predict and that involves significant risks, many of which are beyond our control. You should consider and read carefully all of the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with all of the other information contained in this prospectus and incorporated by reference herein, and any free writing prospectus that we may authorize for use in connection with this offering. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only risks facing us. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect us. See the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus for additional information.

USE OF PROCEEDS
We are registering the resale of our Class A ordinary shares by the Selling Shareholders. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the Shares covered hereby. The net proceeds from the sale of the Shares offered by this prospectus will be received by the Selling Shareholders.
With respect to the registration of the Shares, the Selling Shareholders will pay any underwriting discounts and commissions incurred by them in disposing of the Shares. We have borne all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including all registration and filing fees, and fees of our counsel and our independent registered public accountants.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
A summary of the material provisions governing our share capital is provided below. This summary is not complete and should be read together with the Company’s Amended and Restated Memorandum and Articles of Association dated effective on October 21, 2021 (the “Babylon Articles”), as amended by special resolution of the Company’s shareholders and as implemented by the adoption of an Amended and Restated Memorandum of Association on December 15, 2022.
We are registered with the Jersey companies registry under number 115471. We have unrestricted corporate capacity, and our purpose and objects are not limited by the terms of our constitution.
The following is a description of our share capital and the material terms of the Babylon Articles. The following descriptions of share capital and provisions of the Babylon Articles are summaries and are qualified by reference to the Babylon Articles and the Amended and Restated Memorandum of Association, copies of which are filed with the SEC as an exhibit and incorporated by reference into the registration statement of which this prospectus forms a part.
Share Capital
As of the date of this prospectus, our authorized share capital is $409,896.05 divided into 260,000,000 Class A ordinary shares with a par value of $0.001056433113 per share, 124,000,000 Class B ordinary shares with a par value of $0.001056433113 per share, and 100,000,000 deferred shares with a par value of $0.0000422573245084686 per share. As of March 1, 2023, there are 24,860,752 Class A ordinary shares, no Class B ordinary shares and no deferred shares outstanding. The Class A ordinary shares, Class B ordinary shares and deferred shares are referred to collectively herein as the “Babylon Shares.” Each issued Babylon Share is fully paid.
At our Annual General Meeting of Shareholders, held on September 14, 2022, our shareholders approved special resolutions to authorize the board of directors to carry out the Reverse Share Split, determine a conversion ratio, between 15 and 25, reflecting the number of pre-split Class A ordinary shares that would be consolidated into one post-split Class A ordinary share, and approve related amendments to Babylon’s Amended and Restated Articles of Association (the “Articles Amendments”) to effectuate the Reverse Share Split. On November 9, 2022, our Board of Directors approved a conversion ratio of 1-for-25 in connection with the Reverse Share Split. The Reverse Share Split became effective on December 15, 2022. The Articles Amendments relating to the Reverse Share Split became effective upon effectiveness of the Reverse Share Split.
Conversion of Class B Ordinary Shares
As a condition to the closing of the 2022 Private Placement, ALP Partners Limited, the sole holder of the all of the Company’s Class B ordinary shares, completed the conversion of all of the issued and outstanding Class B ordinary shares to Class A ordinary shares on November 1, 2022 (the “Conversion”). Following the Conversion, there are no Class B ordinary shares outstanding. The Company has agreed to use its commercially reasonable efforts to amend the Babylon Articles to remove the provisions related to the Class B ordinary shares, and to include a proposal to eliminate the Class B ordinary share provisions, in the proxy statement for the 2023 annual general meeting of shareholders.
Voting Rights
Subject to the rights attaching to the relevant shares in the Babylon Articles, holders of Class A ordinary shares are entitled to cast one (1) vote per Class A ordinary shares, and holders of Class B ordinary shares are entitled to cast fifteen (15) votes per Class B ordinary shares. Deferred shares carry no voting rights.
Shareholder Meetings
General Meetings
An annual general meeting and any other shareholders’ meeting (whether convened for the passing of an ordinary or a special resolution) shall be called by at least 14 days’ notice given to all of the shareholders, directors and auditors.

Special Meetings
Under the Jersey Companies Law, only our board of directors or shareholders holding at least 10% of the total voting rights of our share capital can requisition a shareholders’ meeting. A meeting requisitioned by shareholders must be held within two months of receipt by us of the written request, but such shareholders may call the meeting if our board of directors does not call the meeting within 21 days of the date of deposit of the written request at our registered office, in which event such meeting must be held within three months of the date of deposit of the written request of our registered office.
Action by Written Consent
The Babylon Articles prohibit the passing of a resolution of the shareholders in writing, save that where the holder(s) of Class B ordinary shares hold at least a simple majority of the total voting rights held by the shareholders of Babylon, a resolution in writing (be that an ordinary or special resolution, but excluding a resolution removing an auditor) which is signed by shareholders who would be entitled to receive notice of and attend and vote at a general meeting at which such resolution would be proposed and which represent such number of the voting rights as would be required to pass the resolutions on a poll taken at the meeting of those shareholders, shall be valid and effectual.
Board of Directors
Election of Directors
Under the Babylon Articles, our board of directors shall not, unless otherwise determined by an ordinary resolution of the company, be less than three but is not subject to a maximum number. Shareholders are only able to appoint a person as a director at a shareholder meeting if either (i) the relevant person has been recommended by our board of directors or is a serving director who is retiring at that shareholder meeting; or (ii) if a shareholder (other than the person proposed as a director) who is entitled to attend and vote at that shareholder meeting has submitted written notice to us of their intention to nominate the relevant person no less than 90 and no more than 120 full days prior to the date of that shareholder meeting, along with a notice from the relevant person confirming their willingness to be appointed. In addition, the board of directors itself may appoint any person who is willing to act to be a director, subject to maximum director limitations.
Removal of Directors
Under the Babylon Articles, each director of the board of directors who holds such office on the date that is seven days before the notice of our annual general meeting shall retire from office and shall be subject to re-election at each annual general meeting.
Babylon may also remove a director, notwithstanding the above or in any agreement between a relevant director and Babylon, by an ordinary resolution of shareholders.
Director’s Conflict of Interest
An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit or gain realized. A director shall not vote (or be counted in the quorum at a meeting) in respect of any resolution concerning that director’s own appointment or termination, and may not vote (or be counted in the quorum at a meeting) in respect of any resolution relating to a transaction or arrangement of the company in which that director has an interests which may reasonably be regarded as likely to give rise to a conflict of interest, subject only to certain exceptions (including that the resolution concerns a transaction or arrangement in which the director is interested by virtue of an interest in shares, debentures or other securities of the company or otherwise in or through the company).

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.
Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.
Miscellaneous
The board of directors may exercise all the powers of the company to borrow money (in addition to, amongst other things, mortgage and charge all or any part of its undertaking, property and assets). A director need not hold any shares or be a member of the company in order to be a director.
The remuneration of a director appointed to an executive office shall be fixed by the board of directors, and the board of directors may grant special remuneration to any director who performs any special or extra services to or at the request of the company. Subject to directors making relevant declarations of interest, a director may also hold any other office or place of profit of the company upon such terms as the board may decide and may be paid such extra remuneration for so doing as the board may decide, as well as act personally (or by a director’s firm) in a professional capacity for the company and be entitled to remuneration services as if the director were not a director.
Transfer of Shares
Under the Babylon Articles, a member is permitted to transfer all or any of their shares in any manner which is permitted by Jersey Companies Law, subject to certain restrictions in respect of lock-up provisions.
Dividends and Liquidation Rights
Subject to Babylon agreeing with any member that all or any part of the Class A ordinary shares or Class B ordinary shares held by such member (from time-to-time) shall be subject to provisions set out in a separate agreement, the holders of such Class A ordinary shares or Class B ordinary shares are entitled to receive dividends in proportion to the number of Class A ordinary shares or Class B ordinary shares held by them. Holders of Class A ordinary shares or Class B ordinary shares are entitled, in proportion to the number of ordinary shares held by them, to participate in a return of assets upon a liquidation/winding-up. Holders of deferred shares are not entitled to receive any dividend or distribution declared, nor are they entitled to share in any surplus on a winding up of Babylon.
Variation of Rights
The rights attached to any class of Babylon Shares may only be varied with the consent in writing of the holders of at least three quarters in nominal value of the issued shares of the relevant class, or with the authority of a special resolution passed at a separate meeting of the holders of those shares.
The consent in writing of the holders of more than half of the issued Class B ordinary shares is required for any amendment to the powers, preferences or other rights attached to the Class A ordinary shares; any dividend or other distribution to the Class A ordinary shares which is not made pro rata to the Class B ordinary shares; or any proposal to treat the Class A ordinary shares differently from the Class B ordinary shares with respect to any consolidation, subdivision, recapitalization or similar, with respect to any consideration in to which the shares are converted or any consideration paid or otherwise distributed to our shareholders upon a change of control following a listing, in each case where such action would be reasonably likely to adversely affect the rights attaching to the Class B ordinary shares.
The consent in writing of the holders of more than half of the issued Class A ordinary shares is required for any amendment to the powers, preferences or other rights attached to the Class B ordinary shares; any dividend or other distribution to the Class B ordinary shares which is not made pro rata to the Class A ordinary shares; or any proposal to treat the Class B ordinary shares differently from the Class A ordinary shares with respect to any consolidation, subdivision, recapitalization or similar, with respect to any consideration in to which the shares are converted or any consideration paid or otherwise distributed to our shareholders upon a change of control following a listing, in each case where such action would be reasonably likely to adversely affect the rights attaching to the Class A ordinary shares.
Options
The board of directors is able to exercise the powers of Babylon in order to, amongst other actions, establish, maintain, adopt and enable participation in any profit sharing or incentive scheme including shares, share options or cash or similar schemes for the benefit of any director or employee of Babylon. In addition, the board of directors has broad rights (subject to Jersey Companies Law, the Babylon Articles and any resolution of Babylon) to generally grant options over any unissued shares in Babylon on such terms as the board of directors may decide.
Calls on Shares
The board of directors may make calls on members in respect of any moneys unpaid on their shares (whether as to nominal amount or premium) and each member shall, subject to receiving at least 14 clear days’ notice (specifying when and where such payment is to be made) pay to the company as required the amount called. The board of directors is able to revoke or postpone such call as they may decide.
Limitations on Share Ownership
The Babylon Articles do not contain any provisions that limit the rights to own securities in the company from a non-resident/foreign holder perspective.
Anti-Takeover Effects of Certain Provisions of the Babylon Articles
General
The Babylon Articles contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are designed to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also intended to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeovers of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our Class A ordinary shares or Class B ordinary shares and also may limit the price that investors are willing to pay in the future for our Class A ordinary shares or Class B ordinary shares. These provisions may also have the effect of preventing changes in our management. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms. A description of these provisions is set forth below.
Dual Class
As described above in “— Voting Rights,” the Babylon Articles provide for a dual class share capital structure, as a result of which holders of Class B ordinary shares are entitled to fifteen (15) votes per share, while holders of Class A ordinary shares are entitled to one (1) vote per share. This provides holders of Class B ordinary shares with significant influence over matters requiring shareholder approval, including the election and removal of directors and significant corporate transactions, such as a merger or other sale of Babylon or its assets. However, as described above in “— Conversion of Class B Ordinary Shares”, the Company has agreed to use its commercially reasonable efforts to amend the Babylon Articles to remove the provisions related to the Class B ordinary shares, and to include a proposal to eliminate the Class B ordinary share provisions, in the proxy statement for the 2023 annual general meeting of shareholders.

Advance Notice Procedure
The Babylon Articles provide that a shareholder of Babylon may propose the nomination of a candidate to be elected as a director at a general meeting. Such shareholder must, among other things, provide notice thereof in writing to Babylon not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting.
The notice must contain, among other things, the particulars which would, if the person were so elected to the position of director, be required to be included in Babylon’s register of directors and a notice executed by the person of the person’s willingness to be elected.
Exclusive Forum Provision
The Babylon Articles provide that, unless Babylon consents in writing to the selection of an alternative forum, the Courts of Jersey shall (to the fullest extent permitted by law) be the sole and exclusive forum for derivative shareholder actions, actions for breach of fiduciary duty by Babylon directors and officers, actions arising out of Jersey Companies Law or actions arising out of or in connection with the Babylon Articles (pursuant to any provisions of Jersey law) or otherwise relating to the constitution or conduct of the company itself (other than any such action of the company that may arise out of a breach of any federal law of the United States or the laws of any U.S. state). The exclusive forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. In addition, unless the company consents in writing to the selection of an alternative forum, U.S. federal district courts shall be the sole and exclusive form for any resolution of any complaint asserting a cause of action arising under the Securities Act.
Limitation of Liability of Directors and Officers
To the maximum extent permitted by Jersey law, the Babylon Articles include provisions that indemnify the personal liability of directors or officers incurred by them for negligence, default, breach of duty or otherwise in relation to the company. The Babylon Articles also enable the board to purchase and maintain relevant insurance for the benefit of Babylon’s directors, officers, employees or auditors.
We believe that the limitation of liability and indemnification provisions in the Babylon Articles and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
General Other Jersey, Channel Islands Law Considerations
Dividends and other distributions
We may not pay any dividend (whether in cash or assets) unless our directors who are to authorize the dividend have made a statutory solvency statement that, immediately following the date on which the payment is proposed to be made, we are able to discharge its liabilities as they fall due and, having regard to certain prescribed factors including the directors’ intentions regarding the management of Babylon, Babylon is able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the payment is proposed to be made (or until Babylon is dissolved on a solvent basis, if earlier).
Dividends may not be debited to the company’s nominal capital account or any capital redemption reserve, but may be debited to a share premium account. Jersey law does not require that a company has positive profit and loss, retained earnings or similar in order for a dividend to be lawfully paid.
The foregoing also applies to certain types of other distributions made by a Jersey company.

Purchase of Own Shares
As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed to be made, the company is able to discharge its liabilities as they fall due and, having regard to certain prescribed factors including the directors’ intentions regarding the management of the company, the company is able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed to be made (or until the company is dissolved on a solvent basis, if earlier).
If the above conditions are met, we may purchase shares in the manner described below.
We may purchase on a stock exchange our own fully paid shares pursuant to a special resolution of our shareholders. The resolution authorizing the purchase must specify:
•
the maximum number of shares to be purchased;

•
the maximum and minimum prices which may be paid; and

•
a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a stock exchange pursuant to a special resolution of our shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem shares is not entitled to vote the shares being purchased on such resolutions.
We may fund a redemption or purchase of our own shares from any source. We cannot purchase our shares if, as a result of such purchase, only redeemable shares would remain in issue.
If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by us are cancelled where we have not been authorized to hold these as treasury shares.
Mandatory Purchases and Acquisitions
The Jersey Companies Law provides that where a person has made an offer to acquire a class of all of our outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares of such shares. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different to those under which the person made such offer.
Other than as described above and below under “— U.K. City Code on Takeovers and Mergers,” we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining shares on the same terms as such shareholder’s prior purchase.
Compromises and Arrangements
Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Jersey court may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75%

or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).
Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
U.K. City Code on Takeovers and Mergers
The U.K. City Code on Takeovers and Mergers (the “Takeover Code”), applies, among other things, to an offer for a public company whose registered office is in the Channel Islands and whose securities are not admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man if the company is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the United Kingdom or the Channel Islands or the Isle of Man (in each case, a “Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including the structure of our board of directors, the functions of the directors and where they are resident.
The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:
•
acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company;

•
who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested; or

•
the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

We are not subject to the Takeover Code, but may in the future become subject to the Takeover Code in the event of changes in the board of directors’ composition, changes to the Takeover Code or other relevant change of circumstances.
Rights of Minority Shareholders
Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the grounds that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application. What amounts to unfair prejudice is not defined in the Jersey Companies Law. There may also be common law personal actions available to our shareholders.
Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.

Jersey Regulatory Matters
The Jersey Financial Services Commission (“JFSC”), has given, and has not withdrawn, its consent under Articles 2 and 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of securities in the Company. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.
Company Secretary
Our company secretary, whose duties include (but are not limited to) keeping board and shareholder minutes, maintaining registers of the members and directors and ensuring that Jersey statutory requirements are met, including the filing of the annual confirmation statement and accounts with the Jersey Registrar of Companies, is Computershare Company Secretarial Services (Jersey) Limited. Our registered address is 13 Castle Street, St. Helier, Jersey, JE1 1ES.

SELLING SHAREHOLDERS
This prospectus relates to the possible resale from time to time by the selling shareholders named herein, to whom we refer in this prospectus as the “Selling Shareholders,” of up to a maximum aggregate amount of 21,972,675 of our Class A ordinary shares in one or more offerings, subject to market conditions and prices, liquidity objectives and other investment considerations. The Selling Shareholders identified below may have sold, transferred or otherwise disposed of some or all of their Class A ordinary shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. We cannot advise you as to whether the Selling Shareholders will, in fact, sell any or all of such Class A ordinary shares.
The information set forth below is based upon information obtained from the Selling Shareholders and takes into account the Reverse Share Split and the Conversion. The percentage of shares owned after the offering is based on 24,860,752 Class A ordinary shares outstanding as of the close of business on March 1, 2023. The information set forth below does not take into account (i) the issuance of 534,911 Class A ordinary shares to the AlbaCore Bridge Notes Subscribers in connection with the AlbaCore Private Placement or (ii) the issuance of 105,431 Class A ordinary shares to the AlbaCore Existing Notes Subscribers in connection with exercise of the AlbaCore Warrants. For more information, see “Prospectus Summary — Recent Developments — AlbaCore Private Placement and Exercise of AlbaCore Warrants.”
Name of Selling Shareholder	Number of Class A Ordinary Shares Owned Prior to Offering	Percentage of Class A Ordinary Shares Owned Prior to Offering	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus	Percentage of Class A Ordinary Shares Sold Pursuant to this Prospectus	Number of Class A Ordinary Shares owned After Offering of the Shares Sold Pursuant to this Prospectus	Percentage of Class A Ordinary Shares Owned After the Offering (to the extent greater than 1%)
Invik S.A.(1)	4,617,340	18.57%	4,617,340	18.57%	—	—
Entities affiliated with VNV Global AB (publ)(2)	4,034,631	16.23%	4,034,631	16.23%	—	—
Public Investment Fund(3)	3,030,789	12.19%	3,030,789	12.19%	—	—
AMF Tjänstepension AB(4)	1,189,622	4.79%	949,622	3.82%	240,000	*
SEB Life International Assurance Company DAC(5)	407,221	1.64%	337,405	1.36%	69,815	*
The Fourth Swedish National Pension Fund(6)	74,589	*	74,589	*	—	—
Siam Tyger Enterprise (PTC)(7)	47,481	*	47,481	*	—	*
Consensus Asset Management AB(8)	70,092	*	70,092	*	—	*
Consensus Global Select(9)	10,445	*	10,445	*	—	*
Consensus Lighthouse Asset(10)	9,496	*	9,496	*	—	*
Black Ice Capital Limited(11)	281,405	1.13%	257,405	*	24,000	*
Photenalo Ltd.(12)	138,842	*	127,945	*	10,897	*
Carbon Solutions Co Inc(13)	83,091	*	83,091	*	—	*
Ali Parsadoust(14)	6,245,983	25.12%	6,245,983	25.12%	—	—
Paul-Henri Ferrand(15)	79,549	*	15,626	*	63,923	*
Steve Davis(16)	17,093	*	17,093	*	—	*
Hanging Gardens Limited(17)	672,810	2.71%	672,810	2.71%	—	—
Alkuri Sponsors LLC(18)	136,807	*	66,793	*	70,014	*
Palantir Technologies Inc.(19)	140,000	*	140,000	*	—	—
AMF Pensions for Sakring AB(20)	1,189,622	4.79%	240,000	*	949,622	3.82%

Name of Selling Shareholder	Number of Class A Ordinary Shares Owned Prior to Offering	Percentage of Class A Ordinary Shares Owned Prior to Offering	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus	Percentage of Class A Ordinary Shares Sold Pursuant to this Prospectus	Number of Class A Ordinary Shares owned After Offering of the Shares Sold Pursuant to this Prospectus	Percentage of Class A Ordinary Shares Owned After the Offering (to the extent greater than 1%)
Swedbank Robur Fonder AB(21)	200,000	*	200,000	*	—	—
Nordnet Pensions for Sakring AB(22)	35,360	*	35,360	*	—	—
Atlas Peak Capital II, L.P.(23)	21,246	*	21,246	*	—	—
Envst Opportunities LLC(24)	135,096	*	135,096	*	—	—
Works Capital LLC(25)	74,531	*	74,531	*	—	—
Rich Williams(26)	24,000	*	24,000	*	—	—
DWFTQOF, LLC(27)	18,042	*	18,042	*	—	—
ODR QOF LLC(28)	25,332	*	25,332	*	—	—
211 LV, LLC(29)	20,933	*	20,933	*	—	—
Jason Harinstein(30)	1,028	*	1,028	*	—	—
Katie May(31)	857	*	857	*	—	—
Stephen Smith(32)	857	*	857	*	—	—
Roushan Zenooz(33)	857	*	857	*	—	—
Mike Durden(34)	229	*	229	*	—	—
Trustees of Dartmouth College(35)	200,400	*	200,400	*	—	—
William Wrigley, Jr., as Trustee of Trust #101(36)	46,461	*	46,461	*	—	—
Flare Capital Partners I, LP(37)	40,392	*	40,392	*	—	—
Flare Capital Partners I-A, LP(38)	6,066	*	6,066	*	—	—
7wire Ventures Fund, L.P.(39)	41,455	*	41,455	*	—	—
7wire Ventures Wanxiang Strategic Fund I, LLC(40)	2,107	*	2,107	*	—	—
Amy Holmes(41)	244	*	244	*	—	—
Jordan Chang(41)	90	*	90	*	—	—
Other shareholders(42)	28,438	*	28,438	*	—	—

*
Represents a percentage of Class A ordinary shares of less than one percent (1%).

(1)
Based on information reported on Form 3 filed by Kinnevik AB (publ) and Invik S.A. on December 30, 2022 and information available to us, represents of 4,617,340 Class A ordinary shares held of record by Invik S.A., a wholly owned subsidiary of Kinnevik AB (publ), a Swedish publicly traded company. The address for Invik S.A. is 51, Boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg.

(2)
Based on information reported on Form 3 filed by VNV Global AB (publ) and VNV (Cyprus) Limited on December 30, 2022 and information available to us, consists of (i) 3,324,819 Class A ordinary shares held of record by VNV (Cyprus) Limited, a wholly-owned subsidiary of VNV Global AB (publ), a Swedish publicly traded company, and (ii) 709,812 Class A ordinary shares held of record by Global Health Equity (Cyprus) Ltd. VNV Global AB (publ) is the direct and sole shareholder of VNV (Cyprus) Limited. Investment and voting decisions relating to holdings of VNV (Cyprus) Limited are made by a board of directors consisting of four individuals on the basis of recommendations issued by a five member board of directors of VNV Global AB (publ). VNV Global AB (publ) indirectly holds, through its direct wholly-owned subsidiary VNV Sweden AB, 37.35% of the shares in Global Health

Equity AB (publ), with the remainder held by other foreign institutional investors and individuals. VNV Global AB (publ) is the direct and sole shareholder of VNV Sweden AB. Investment decisions relating to holdings of VNV Sweden AB are made by a board of directors consisting of three individuals on the basis of recommendations issued by a five-member board of directors of VNV Global AB (publ), Global Healthy Equity AB (publ) is the direct and sole shareholder of Global Health Equity (Cyprus) Ltd. Investment decisions relating to holdings of Global Health Equity (Cyprus) Ltd are taken by a board of directors that consists of PC Nordic Administration Limited, a third-party corporate services provider, taking into account recommendations issued by a three-member board of directors of Global Health Equity AB (publ). The Global Health Equity AB (publ) board is comprised of the management of VNV Global AB (publ). The address for VNV (Cyprus) Limited is 1, Lampousas Street, 1095 Nicosia, Cyprus, and the address of Global Health Equity (Cyprus) Ltd is c/o Stasikratous, 22, Olga Court, Office 104, 1065 Nicosia, Cyprus. The business address of each of VNV Global AB (publ) and VNV Sweden AB is c/o Mäster Samuelsgatan 1, 111 44 Stockholm
(3)
Based (10) Based on information reported in a Schedule 13G/A filed by the Public Investment Fund on February 14, 2023 and information available to us, consists of 3,030,789 Class A ordinary shares held of record by the Public Investment Fund, an integral part of the Kingdom of Saudi Arabia. The board of directors of the Public Investment Fund consists of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz Al-Falih, H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al-Khateeb, and H.E. Yasir Othman Al-Rumayyan. The address for the Public Investment Fund is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia

(4)
Based on information provided to us by AMF Tjänstepension AB consists of 1,189,622 Class A ordinary shares held of record by AMF Tjänstepension AB and its affiliates. The address of AMF Tjänstepension AB is Klara Sodra Kyrkogata 18, 113 88 Stockholm, Sweden.

(5)
Based on information provided to us by SEB Life International Assurance Company DAC (“SEB Life International”), consists of 407,221 Class A ordinary shares held of record by SEB Life International. The address of SEB Life International is Bloodstone Building, Sir John Rogerson’s Quay, Dublin 2, Ireland.

(6)
Based on information provided to us by The Fourth Swedish National Pension Fund, consists of 74,589 Class A ordinary shares held of record by The Fourth Swedish National Pension Fund. The address of The Fourth Swedish National Pension Fund is Box 3069, 103 61 Stockholm, Sweden.

(7)
Based on information provided to us by Siam Tyger Enterprise (PTC) Limited, consists of 47,481 Class A ordinary shares held of record by Siam Tyger Enterprise (PTC) Limited. The address of Siam Tyger Enterprise (PTC) Limited is c/o Conduit Asset Management, 20 Cecil Street, 11-05, 049705 Singapore.

(8)
Based on information provided to us by Consensus Asset Management AB, consists of 57,452 Class A ordinary shares held of record by Consensus Asset Management AB. The address of Consensus Asset Management AB is Krokslätts parkgata 4, 431 68 Mölndal, Sweden.

(9)
Based on information provided to us by Consensus Global Select, consists of 10,445 Class A ordinary shares held of record by Consensus Global Select. The address of Consensus Global Select is c/o FCG Fonder AB, Östermalmstorg 1, 114 42 Stockholm, Sweden.

(10)
Based on information provided to us by Consensus Lighthouse Asset, consists of 9,496 Class A ordinary shares held of record by Consensus Lighthouse Asset. The address of Consensus Lighthouse Asset is c/o FCG Fonder AB, Östermalmstorg 1, 114 42 Stockholm, Sweden.

(11)
Based on information provided to us by Black Ice Capital Limited, consists of 281,405 Class A ordinary shares held of record by Black Ice Capital Limited. The address of Black Ice Capital Limited is 1st & 2nd floors Elisabeth House, Les Rouettes Brayes GY, 11 EW, St Peter Port, Guernsey.

(12)
Based on information provided to us by Photenalo Ltd., consists of 138,842 Class A ordinary shares held of record by Photenalo Ltd. The address of Photenalo Ltd. is Themistokli Dervi, 5, Elenion Building, 1066 Nicosia.

(13)
Based on information provided to us by Carbon Solutions Co Inc, consists of 83,091 Class A ordinary shares held of record by Carbon Solutions Co Inc. The address for Carbon Solutions Co Inc is Al Hamra Industrial Zone — FZ -P.O. Box 85527, Amenity Center Tower 1 — 3rd Floor — Office 58, Ras Al Khaimah, United Arab Emirates.

(14)
Consists of 6,245,983 Class A ordinary shares held of record by ALP Partners Limited. ALP Partners Limited is an entity owned and controlled by Dr. Ali Parsadoust, our Founder and Chief Executive Officer and Director. Mairi Johnson, our Chief Partnerships Officer and Director, is Dr. Parsadoust’s spouse and thus may be deemed to beneficially own the shares held by Dr. Parsadoust.

(15)
Consists of (i) 15,626 Class A ordinary shares and (ii) 63,923 Class A ordinary shares issuable upon the exercise of options held of record by Paul-Henri Ferrand, our Chief Operating Officer.

(16)
Consists of 17,093 Class A ordinary shares held of record by Steve Davis.

(17)
Consists of 672,810 Class A ordinary shares held of record by Hanging Gardens Limited. The address of Hanging Gardens Limited is Little Denmark Building, P.O. Box 4585, Road Town, Tortola, British Virgin Islands.

(18)
Consists of (i) 60,793 Class A ordinary shares held of record by or for the benefit of Alkuri Sponsors LLC; (ii) 6,000 Class A ordinary shares held of record by Envst Opportunities 2 LLC and (iii) 70,013 Class A ordinary shares issued in connection with the Warrant Exchange Offer held of record by Alkuri Sponsors LLC. Rich Williams and Sultan Al-Maadeed together have voting and investment discretion with respect to the shares held by Alkuri Sponsors LLC. The address of Alkuri Sponsors LLC is 4235 Hillsboro Pike STE 300, Nashville TN, United States 37215-3344. The address of Works Capital LLC is 4235 Hillsboro Pike, Ste 300, Nashville TN, United States 37215-3344.

(19)
Consists of 140,000 Class A ordinary shares held of record by Palantir Technologies Inc. The address of Palantir Technologies Inc. is 1555 Blake Street, ste. 250, Denver CO, United States 80202.

(20)
Consists of 240,000 Class A ordinary shares held of record by AMF Pensions for Sakring AB and 949,622 Class A ordinary shares held of record by AMF Tjänstepension AB. The address of AMF Pensions for Sakring AB and AMF Tjänstepension AB is Klara Sodra Kyrkogata 18, 113 88 Stockholm, Sweden.

(21)
Consists of 200,000 Class A ordinary shares held of record by Swedbank Robur Fonder AB. The address of Swedbank Robur Fonder AB is NY Teknik, Landsvagen 40, 172 63 Sundbyberg, Sweden.

(22)
Consists of 35,360 Class A ordinary shares held of record by Nordnet Pensions for Sakring AB. The address of Nordnet Pensions for Sakring AB is BOX 30068 SE, 104 25 Stockholm, Sweden.

(23)
Consists of 21,246 Class A Ordinary Shares held of record by Atlas Peak Capital II, L.P. The address of Atlas Peak Capital II, L.P. is 850 New Burton Road, Suire 201, Dover, Delaware 19904, USA.

(24)
Consists of 135,096 Class A ordinary shares held of record by Envst Opportunities LLC. The address of Envst Opportunities LLC is 2708 Wilshire Blvd, Suite 380 Santa Monica, CA 90403.

(25)
Consists of 74,531 Class A ordinary shares held of record by Works Capital LLC. The address of Works Capital LLC is 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215.

(26)
Consists of 24,000 Class A ordinary shares held of record by Rich Williams. The address of Rich Williams is 4020 Sneed Road, Nashville, TN 37215.

(27)
Consists of 18,042 Class A ordinary shares held of record by DWFTQOF, LLC. The address of DWFTQOF, LLC is 4020 Sneed Road, Nashville, TN 37215.

(28)
Consists of 25,332 Class A ordinary shares held of record by ODR QOF LLC. The address of ODR QOF LLC is 250 N Whistleberry Road, Gallatin Gateway, MT 59730.

(29)
Consists of 20,933 Class A ordinary shares held of record by 211 LV, LLC. The address of 211 LV, LLC is 1980 Festival Plaza Drive Suite 300, Las Vegas, NV 89135.

(30)
Consists of 1,028 Class A ordinary shares held of record by Jason Harinstein. The address of Jason Harinstein is 1980 Festival Plaza Drive Suite 300, Las Vegas, NV 89135.

(31)
Consists of 857 Class A ordinary shares held of record by Katie May. The address of Katie May is 1511 Rockcliff Road, Austin, TX 78746.

(32)
Consists of 857 Class A ordinary shares held of record by Stephen Smith. The address of Stephen Smith is 6 Lynn Road, Englewood, CO 80113.

(33)
Consists of 857 Class A ordinary shares held of record by Roushan Zenooz. The address of Roushan Zenooz is 576 Magdalena Avenue, Los Altos, CA 94024.

(34)
Consists of 229 Class A ordinary shares held of record by Mike Durden. The address of Mike Durden is 48 Duncan Estate Drive, Fletcher, NC 28732.

(35)
Consists of 200,400 Class A ordinary shares held of record by Trustees of Dartmouth College. The address of Trustees of Dartmouth College is 7 Lebanon St, ste 302, Hanover, NH 03755.

(36)
Consists of 46,461 Class A ordinary shares held of record by William Wrigley, Jr., as Trustee of Trust #101. The address of William Wrigley, Jr., as Trustee of Trust #101 is 1 N. Franklin St., Suite 3175, Chicago, IL 60606.

(37)
Consists of 40,392 Class A ordinary shares held of record by Flare Capital Partners I, LP. The address of Flare Capital Partners I, LP is 800 Boylston Street, Suite 2310, Boston, MA 02199.

(38)
Consists of 6,066 Class A ordinary shares held of record by Flare Capital Partners I-A, LP. The address of Flare Capital Partners I-A, LP is 800 Boylston Street, Suite 2310, Boston, MA 02199.

(39)
Consists of 41,455 Class A ordinary shares held of record by 7wire Ventures Fund, L.P. The address of 7wire Ventures Fund, L.P. is 444 N. Michigan Avenue, Suite 3400, Chicago, IL 60611.

(40)
Consists of 2,107 Class A ordinary shares held of record by 7wire Ventures Wanxiang Strategic Fund I, LLC. The address of 7wire Ventures Wanxiang Strategic Fund I, LLC is 444 N. Michigan Avenue, Suite 3400, Chicago, IL 60611.

(41)
Consists of Class A ordinary shares issued upon exercise of options under our equity compensation plans. The address for these selling shareholders is c/o Babylon Inc., 2500 Bee Cave Road, Austin, TX 78746.

(42)
Consists of 28,438 Class A ordinary shares.

PLAN OF DISTRIBUTION
We are registering the offer and sale, from time to time, by the Selling Shareholders of 21,972,675 Class A ordinary shares.
We will not receive any of the proceeds from the sale of the securities by the Selling Shareholders. The aggregate proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of the Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Shares covered by this prospectus. The Selling Shareholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Shares to be made directly or through agents.
Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. Notwithstanding the foregoing, Selling Shareholders subject to our Insider Trading Policy are subject to our regular pre-clearance procedures for trading of our Class A ordinary shares.
The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership or membership distribution or other transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Shareholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
The Shares offered by this prospectus may be sold from time to time to purchasers:
•
directly by the Selling Shareholders;

•
to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Shareholders or the purchasers of the Shares;

•
through trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
any other method permitted pursuant to applicable law; and

•
a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the Shares by the Selling Shareholders.

The Shares may be sold in one or more transactions at:
•
fixed prices;

•
prevailing market prices at the time of sale;

•
prices related to such prevailing market prices;

•
varying prices determined at the time of sale; or

•
negotiated prices.

These sales may be effected in one or more transactions:
•
on any securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, including the NYSE;

•
in the over-the-counter market;

•
in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
any other method permitted by applicable law; or

•
through any combination of the foregoing.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Shareholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Shareholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Shareholder.
At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Shares by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Shareholders will sell any or all of the Shares under this prospectus. Further, we cannot assure you that the Selling Shareholders will not transfer, distribute, devise or gift the Shares by other means not described in this prospectus. In addition, any Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Shareholders and any other person participating in the sale of the Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular Shares being distributed. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

With respect to those Shares being registered pursuant to the 2022 Private Placement, we have agreed to indemnify or hold harmless the Selling Shareholders and all of their officers, directors, and agents of each, and control persons, as applicable, against certain liabilities, including certain liabilities under the Securities Act. Such Selling Shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

LEGAL MATTERS
Certain matters of U.S. federal law will be passed upon for us by Latham & Watkins LLP. The validity of the Class A ordinary shares registered pursuant to this registration statement of which this prospectus forms a part and other legal matters as to Jersey law will be passed upon for us by Walkers (Jersey) LLP.
EXPERTS
The consolidated financial statements of Babylon Holdings Limited (and subsidiaries) as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2022 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net liability position raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
KPMG audited the consolidated financial statements of Babylon Holdings Limited for the years ended December 31, 2022, 2021 and 2020 and were in compliance with the independence requirements of the United Kingdom (the Financial Reporting Council’s Ethical Standard and the International Ethics Standards Board for Accountants’ Code of Ethics (“IESBA”)) for such periods and when the respective audit reports incorporated by reference in this prospectus were issued. In addition, for 2020, KPMG was required to be independent under SEC and PCAOB independence Rules and Regulations. However, during 2020, one of KPMG’s affiliates, referred to as a KPMG member firm, provided non-audit services pursuant to an engagement between an upstream controlling affiliate of us and that KPMG member firm. This related to the delivery of a service that consisted of a legal service and a management function, to an upstream affiliate of ours that was impermissible when evaluated under the auditor independence standards of Regulation S-X and of the PCAOB. The KPMG member firm that engaged in delivery of this service did not include KPMG U.K. or any of its staff and did not provide any audit services to us. Under local and IESBA rules this service was permissible.
This impermissible non-audit service was related to a legal service and a management function on the structure of a property investment by an upstream affiliate of ours and did not relate to the core group business activities that will be included in our consolidated financial statements. None of the deliverables under the service will be subject to audit procedures performed by KPMG U.K. as part of our audit, and the service had no impact on the internal control over our financial reporting. Together, the KPMG member firm earned fees of approximately 17,000 Euro ($19,000 USD equivalent) in 2020 in relation to this non-audit service. These fees were insignificant to the business of the relevant KPMG member firm providing the service as well as to Babylon. The management of the upstream affiliate of Babylon Holdings Limited retained all decision making and ultimate responsibility for the service provided, and the service was completed and exited in September 2020.
The audit committee of our board of directors and KPMG have separately considered the impact that this impermissible non-audit service may have had on KPMG’s objectivity and impartiality with respect to their audits of us. Both the audit committee of our board of directors and KPMG have concluded this non-audit service did not affect KPMG’s ability to exercise objective and impartial judgment on all issues encompassed within the audit engagement performed by KPMG for our consolidated financial statements for the year ended December 31, 2020, and that a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion.

ENFORCEABILITY OF CIVIL LIABILITIES
Babylon is a public limited company incorporated under the laws of Jersey, Channel Islands. Some of Babylon’s directors, executive officers and persons discharging managerial responsibilities, and certain experts named in this prospectus, reside outside the U.S. A substantial portion of Babylon’s assets and the assets of those non-resident persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon Babylon or those persons or to enforce against Babylon or them, either inside or outside the U.S., judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the U.S., in any action predicated upon civil liability provisions of the federal securities laws of the U.S. Both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Jersey.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any incorporated document. You should not assume that information in any document incorporated by reference into this prospectus or any accompanying prospectus supplement is current as of any date other than the date of that document. This prospectus will be deemed to incorporate by reference the following documents, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:
•
our Annual Report on Form 10-K filed with the SEC on March 16, 2023;

•
our Current Reports on Form 8-K filed with the SEC on March 9, 2023 (excluding Items 2.02, 7.01 and 9.01 thereto); and March 9, 2023; and

•
the description of our ordinary shares contained in our registration statement on Form 8-A filed on October 21, 2021.

In addition, any other reports and other documents that we subsequently furnish to the SEC pursuant to the Exchange Act prior to the termination of an offering made pursuant to this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus (if they state that they are incorporated by reference into this prospectus) and deemed to be part of this registration statement from the date of the filing of such documents.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: 2500 Bee Cave Road, Building 1 — Suite 400, Austin, Texas 78746 and Babylon’s telephone number at that address is (512) 967-3787. Alternatively, copies of these documents are available via our website (http://www.babylonhealth.com). The information on our website is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

21,972,675
Class A Ordinary Shares
PROSPECTUS
      , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement. All amounts other than the SEC registration fee and filing fee are estimates.
SEC registration fee	$348,346*
Printing expenses	$230,000
Legal fees and expenses	$840,000
Accountants’ fees and expenses	$215,000
Miscellaneous costs	$77,166
Total	$1,710,512

*
The SEC registration fee was previously paid upon the filing of the (i) Registration Statement on Form F-1, filed on November 9, 2021 (Registration No. 333-260911) and declared effective by the SEC on November 30, 2021, (ii) Registration Statement on Form F-1, filed on April 29, 2022 (Registration No. 333-264594) and declared effective on May 6, 2022, and (iii) Registration Statement on Form F-3, filed on November 23, 2022 (Registration No. 333-268551) and declared effective on December 5, 2022.

Item 15.   Indemnification of Directors and Officers.
The Registrant has entered into indemnification agreements with each of its directors to indemnify them against certain liabilities and expenses arising from their being a director to the maximum extent permitted by Jersey law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Subject to the Jersey Companies Law, the Registrant’s Articles of Association permit the Registrant to indemnify any director or officer against any liability incurred by them for negligence, default, breach of duty, breach of trust or otherwise in relation to the affairs of the company and to purchase and maintain insurance against any liability for any director, officer, employee or auditor of the company.
However, Article 77 of the Jersey Companies Law limits the ability of a Jersey company to exempt or indemnify a director from any liability arising from acting as a director. It provides that neither a company (or any of its subsidiaries) nor any other person for some benefit conferred or detriment suffered directly or indirectly by the company may exempt or indemnify any director from, or against, any liability incurred by him as a result of being a director of the company except where the company exempts or indemnifies him against:
(1)   any liabilities incurred in defending any proceedings (whether civil or criminal):
(i)   in which judgment is given in his or her favor or he or she is acquitted;
(ii)   which are discontinued otherwise than for some benefit conferred by him or her or on his or her behalf or some detriment suffered by him or her; or
(iii)   which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), he or she was substantially successful on the merits in his or her resistance to the proceedings; or

(2)   any liability incurred otherwise than to the company if he or she acted in good faith with a view to the best interests of the company;
(3)   any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to him or her by the court; or
(4)   any liability against which the company normally maintains insurance for persons other than directors.
Article 77 of the Jersey Companies Law permits a company to purchase and maintain directors’ and officers’ insurance and the Registrant maintains a directors’ and officers’ liability insurance policy for the benefit of its directors and officers.

Item 16.   Exhibits
The following documents are filed as part of this registration statement on Form S-3:
Exhibit No.	Description
2.1^	Description of Securities of the Registrant (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 16, 2023).
2.2^	Specimen Class A Ordinary Share Certificate of Babylon Holdings Limited (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4/A, filed with the SEC on September 15, 2021).
3.1^	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F, filed with the SEC on March 30, 2022).
3.2^	Amended and Restated Memorandum of Association, effective December 15, 2022 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 16, 2023).
4.1^	Registration Rights Agreement dated as of June 3, 2021, by and among Alkuri Sponsors LLC, Babylon Holdings Limited and certain shareholders of Babylon Holdings Limited (incorporated by reference to Exhibit 10.6 of Alkuri Global Acquisition Corp.’s Form 8-K, filed with the SEC on June 4, 2021).
5.1^	Opinion of Walkers (Jersey) LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form F-3 filed with the SEC on November 23, 2022).
5.2^	Opinion of Walkers (Jersey) LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on November 9, 2021).
5.3^	Opinion of Walkers (Jersey) LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on April 29, 2022).
10.1^	Form of Subscription Agreement, dated October 16, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K, filed with the SEC on October 18, 2022).
23.1*	Consent of Independent Registered Public Accounting Firm — KPMG LLP
23.2^	Consent of Walkers (Jersey) LLP (included in Exhibit 5.1)
23.3^	Consent of Walkers (Jersey) LLP (included in Exhibit 5.2)
23.4^	Consent of Walkers (Jersey) LLP (included in Exhibit 5.3)
24.1^	Power of Attorney (included on signature page of the Company’s Registration Statement on Form F-1 (File No. 333-260911) filed with the SEC on November 9, 2021).
24.2^	Power of Attorney (included on signature page of the Company’s Registration Statement on Form F-1 (File No. 333-264594) filed with the SEC on April 29, 2022).
107*	Filing Fee Table

*
Filed herewith

^
Previously filed.

Item 17.   Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment on Form S-3 to the registration statements on Form F-3 identified herein to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas on March 17, 2023.
BABYLON HOLDINGS LIMITED
By:
/s/ Ali Parsadoust

Name:
Ali Parsadoust

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment on Form S-3 to the registration statements on Form F-3 identified herein has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Ali Parsadoust Ali Parsadoust	Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2023
/s/ David Humphreys David Humphreys	Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2023
Mohannad AlBlehed	Director
* Per Brilioth	Director	March 17, 2023
* Georgi Ganev	Director	March 17, 2023
* Mairi Johnson	Director	March 17, 2023
David Warren	Director

*By:
/s/ Ali Parsadoust

Ali Parsadoust
Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the registrant, has signed this post-effective amendment on Form S-3 to the registration statements on Form F-3 identified herein on March 17, 2023.
BABYLON INC.
By:
/s/ Paul-Henri Ferrand

Name:
Paul-Henri Ferrand

Title:
President, Chief Executive Officer and Secretary